Registration No._____.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

Dime Community Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3297463 (I.R.S. Employer Identification No.)
209 Havemeyer Street c/o Dime Savings Bank of Williamsburgh Brooklyn, New York 11211 (718) 782-6200 (Address, including Zip Code, of principal executive offices)

Dime Community Bancshares, Inc. 2004 Stock Incentive Plan

(Full title of the Plan)

Mr. Vincent F. Palagiano
Chairman of the Board and Chief Executive Officer
Dime Community Bancshares, Inc.
209 Havemeyer Street
Brooklyn, New York 11211
(718) 782-6200

Copy to:

W. Edward Bright, Esq.
Thacher Proffitt & Wood
Two World Financial Center
New York, New York 10281
(212) 912-7400
(Name and address, including Zip Code, telephone number and area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	1,496,300 shares	—	$2,500	$2,500

(1) Based on the number of shares of common stock of Dime Community Bancshares, Inc. (the “Company”) reserved for issuance pursuant to the Dime Community Bancshares, Inc. 2004 Stock Incentive Plan (the “Plan”). In addition to such shares, this registration statement also covers an undetermined number of shares of common stock of the Company that, by reason of certain events specified in the Plan, may become issuable upon exercise of options through the application of certain anti-dilution provisions.

(2) Estimated solely for purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, pursuant to which 31,804 shares issued as restricted stock awards are deemed to be offered at $15.27, the average of the high and low sales prices on March 17, 2005 (the day in which they were issued), 76,320 shares subject to outstanding options are deemed to be offered at $16.45, the price at which such options may be exercised, 318,492 shares subject to outstanding options are deemed to be offered at $15.10, the price at which such options may be exercised, 30,000 shares issued as restricted stock awards are deemed to be offered at $14.65, the average of the high and low sales prices on January 3, 2006 (the day in which they were issued), 18,000 shares issued as restricted stock awards are deemed to be offered at $14.49, the average of the high and low sales prices on March 16, 2006 (the day in which they were issued), and shares that may be issued in the future are deemed to be offered at $15.38 per share, an estimated price. On April 20, 2006, the closing price of the Company's common stock was $14.41.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”), pursuant to the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission pursuant to the Note to Part I of the Form S-8.

Note: The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (“Securities Act”).

PART II

Item 3.	Incorporation of Documents by Reference.

(1)
the description of Registrant’s Common Stock contained in Registrant’s Registration Statement on Form 8-A, dated February 15, 1996; and the description of the related Preferred Share Purchase Rights (the “Rights”) issued by the Registrant pursuant to the Rights Agreement dated as of April 9, 1998 (the “Rights Agreement”) between the Registrant and ChaseMellon Shareholder Services, L.L.C. included in the Registration Statement on Form 8-A filed with the Commission on April 15, 1998;

(2)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005;

(4)	Registrant’s Current Reports on Form 8-K dated January 4, 2006, January 30, 2006 and March 20, 2006; and

(5)	the Registrant’s Proxy Statements for its Annual Meeting of Shareholders held on May 20, 2004, filed by the Registrant pursuant to section 14 of the Exchange Act.

           All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) after the end of the fiscal year ended December 31, 2005 and prior to the filing of a post-effective amendment which indicates that all common stock of Registrant (“Common Stock”) offered hereby has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Dime Community Bancshares, Inc. will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to the Investor Relations Department, Dime Community Bancshares, Inc., 209 Havemeyer Street, Brooklyn, New York 11211. Telephone requests may be directed to (718) 782-6200.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification (unless ordered by a court) may be made only as authorized in each specific case by the corporation upon a determination that indemnification is proper because the indemnitee has met the applicable standard of conduct, which indemnification shall be made in the case of a director or officer at the time of the determination by the shareholders, disinterested directors or committee of disinterested directors or by independent legal counsel in a written opinion.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article IX of the Company’s Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL. Article X of the Company’s Certificate of Incorporation requires the Company, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Company, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the written request of the Company.

Article X also empowers the Company to purchase and maintain insurance to protect itself and its directors and officers against any liability, regardless of whether or not the Company would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation. The Company is also authorized by its Certificate of Incorporation to enter into individual indemnification contracts with directors and officers. The Company currently maintains directors’ and officers’ liability insurance consistent with the provisions of the Certificate of Incorporation.

The Company has entered into an Employment Agreement dated June 26, 1996 among the Company and each of Vincent F. Palagiano, Michael P. Devine, and Kenneth J. Mahon pursuant to which it has undertaken contractually to provide indemnification and insurance coverage in the manner described above.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Dime Community Bancshares, Inc. 2004 Stock Incentive Plan, incorporated by reference to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on March 16, 2005.

4.2
Form of Stock Option Agreement for Outside Directors under the Dime Community Bancshares, Inc. 2004 Stock Incentive Plan, incorporated by reference to the registrant's Current Report on Form 8-K filed on March 29, 2005.

4.3
Form of Stock Option Agreement for Officers and Employees under the Dime Community Bancshares, Inc. 2004 Stock Incentive Plan, incorporated by reference to the registrant's Current Report on Form 8-K filed on March 22, 2005.

4.4
Form of Restricted Stock Award Agreement for Officers and Employees under the Dime Community Bancshares, Inc. 2004 Stock Incentive Plan, incorporated by reference to the registrant's Current Report on Form 8-K filed on March 22, 2005.

4.5
Certificate of Incorporation of Dime Community Bancshares, Inc., incorporated by reference to the Registrant’s Transition Report on Form 10-K for the period ended December 31, 2002, and filed on March 28, 2003.

4.6	Bylaws of Dime Community Bancshares, Inc., incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, and filed on May 10, 2005.

5.0	Opinion of Thacher Proffitt & Wood, counsel for Registrant, as to the legality of the securities being registered.

23.1	Consent of Thacher Proffitt & Wood (included in Exhibit 5 hereof).

23.2	Consent of Deloitte & Touche LLP.

Item 9. Undertakings.

A. Rule 415 offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs A.(2)(i) and A.(2)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Incorporated annual and quarterly reports. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. Filing of registration on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 27, 2006.

Dime Community Bancshares, Inc.

By: /s/ VINCENT F. PALAGIANO
Vincent F. Palagiano
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ VINCENT F. PALAGIANO Vincent F. Palagiano	Chairman of the Board and Chief Executive Officer (Principal executive officer)	April 27, 2006
/s/ MICHAEL P. DEVINE Michael P. Devine	President and Chief Operating Officer and Director	April 27, 2006
/s/ KENNETH J. MAHON Kenneth J. Mahon	Executive Vice President and Chief Financial Officer and Director (Principal financial officer)	April 27, 2006
/s/ ANTHONY BERGAMO Anthony Bergamo	Director	April 27, 2006
/s/ GEORGE L. CLARK, JR. George L. Clark, Jr.	Director	April 27, 2006
/s/ STEVEN D. COHN Steven D. Cohn	Director	April 27, 2006
/s/ PATRICK E. CURTIN Patrick E. Curtin	Director	April 27, 2006
/s/ JOSEPH H. FARRELL Joseph H. Farrell	Director	April 27, 2006
/s/ FRED P. FEHRENBACH Fred P. Fehrenbach	Director	April 27, 2006

/s/ JOHN J. FLYNN John J. Flynn	Director	April 27, 2006
/s/ STANLEY MEISELS Stanley Meisels	Director	April 27, 2006
/s/ JOSEPH J. PERRY Joseph J. Perry	Director	April 27, 2006
/s/ LOUIS V. VARONE Louis V. Varone	Director	April 27, 2006

EXHIBIT INDEX

Exhibit Number	Description
4.1	Dime Community Bancshares, Inc. 2004 Stock Incentive Plan, incorporated by reference to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on March 16, 2005.
4.2
Form of Stock Option Agreement for Outside Directors under the Dime Community Bancshares, Inc. 2004 Stock Incentive Plan, incorporated by reference to the registrant's Current Report on Form 8-K filed on March 29, 2005.

4.3
Form of Stock Option Agreement for Officers and Employees under the Dime Community Bancshares, Inc. 2004 Stock Incentive Plan, incorporated by reference to the registrant's Current Report on Form 8-K filed on March 22, 2005.

4.4
Form of Restricted Stock Award Agreement for Officers and Employees under the Dime Community Bancshares, Inc. 2004 Stock Incentive Plan, incorporated by reference to the registrant's Current Report on Form 8-K filed on March 22, 2005.

4.5
Certificate of Incorporation of Dime Community Bancshares, Inc., incorporated by reference to the Registrant’s Transition Report on Form 10-K for the period ended December 31, 2002 and filed on March 28, 2003.

4.6	Bylaws of Dime Community Bancshares, Inc., incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, and filed on May 10, 2005.
5.0	Opinion of Thacher Proffitt & Wood LLP, counsel for Registrant, as to the legality of the securities being registered.
23.1	Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5 hereof).
23.2	Consent of Deloitte & Touche LLP.